Exhibit 99.1

ISS and Glass Lewis Recommend Celladon Corporation Shareholders Vote “FOR” Proposed Merger

SAN DIEGO, CA March 9, 2016 — Celladon Corporation (CLDN) announced today that Institutional Shareholder Services (“ISS”) and Glass Lewis & Co., two of the leading independent U.S. proxy advisory firms, have both recommended that the Company’s shareholders vote “FOR” the proposals in its proxy statement for the special meeting of shareholders to be held on March 21, 2016. The special meeting will be held at 9:00 a.m., local time, on March 21, 2016 at 12255 El Camino Real, Suite 300, San Diego, California 92130. Celladon stockholders of record as of the close of business on February 12, 2016 are entitled to receive notice of, and to vote at, the special meeting.

At the special meeting, Celladon Corporation’s shareholders will be asked to consider and vote on the approval of the Agreement and Plan of Merger and Reorganization, dated as of November 18, 2015, by and among Celladon, Celladon Merger Sub, Inc. and Eiger BioPharmaceuticals, Inc. Stockholders are also being asked to approve the amendment to the amended and restated certificate of incorporation of Celladon to effect a reverse stock split of Celladon common stock, at a ratio of 1-for-15; to approve the amendment to the amended and restated certificate of incorporation of Celladon to change the name “Celladon Corporation” to “Eiger BioPharmaceuticals, Inc.” and to consider and vote upon an adjournment of the Celladon special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Celladon Proposal Nos. 1, 2 and 3.

Approval of the Merger and Adjournment proposals require the affirmative vote of the holders of a majority of the shares of Celladon common stock having voting power present in person or represented by proxy at the Celladon special meeting. Approval of the reverse stock split and name change proposals requires the affirmative vote of holders of a majority of the Celladon common stock having voting power outstanding on the record date for the Celladon special meeting. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “AGAINST” votes. Broker non-votes will have the same effect as “AGAINST” votes for the Merger proposal. Each of Proposal Nos. 1, 2 and 3 are conditioned upon each other. Therefore, the merger cannot be consummated without the approval of Proposal Nos. 1, 2 and 3.

The merger has been unanimously approved by the boards of directors of both companies, and a majority of Eiger stockholders have agreed to vote in favor of the transaction. The proposed merger is expected to close in the first half of 2016 (subject to the approval of the stockholders of each company as well as regulatory approval and other customary conditions).

All shareholders of Celladon Corporation are encouraged to vote. If you need assistance with voting, please contact the Company’s proxy solicitor, Advantage Proxy toll free at 877-870-8565.

Safe Harbor Statements

Additional Information about the Merger and Where to Find It

In connection with the proposed merger, Celladon has filed a registration statement on Form S-4 with the SEC including a proxy statement/prospectus/information statement. The registration statement was declared effective by the SEC on February 12, 2016. The proxy statement/prospectus/information statement and any other relevant documents filed by Celladon with the SEC may be obtained free of charge at the SEC web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Celladon by directing a written request to: Celladon Corporation, 12707 High Bluff Dr. #200, San Diego, CA 92130, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement/prospectus/information statement and the other relevant materials before making any voting or investment decision with respect to the proposed merger.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed merger shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Celladon and its directors and executive officers and Eiger and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Celladon in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the merger is included in the proxy statement/prospectus/information statement referred to above. Additional information regarding the directors and executive officers of Celladon is also included in Celladon’s Annual Report on Form 10-K for the year ended December 31, 2014 and the proxy statement for Celladon’s 2015 Annual Meeting of Stockholders. These documents are available free of charge at the SEC web site at www.sec.gov and from Investor Relations at Celladon at the address described above.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning the conduct of our special meeting of stockholders; statements regarding the structure, timing and completion of our proposed merger with Eiger; and the expectations regarding voting by Celladon and Eiger stockholders. Celladon and/or Eiger may not actually achieve the proposed merger or otherwise carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements, and you should not place undue reliance on these forward-looking statements. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Celladon’s and Eiger’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with stockholder approval of and the ability to consummate the proposed merger through the process being conducted by Celladon and Eiger, the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources for combined company operations and to conduct or continue planned clinical development programs, the ability to successfully develop any of Eiger’s product candidates, and the risks associated with the process of developing, obtaining regulatory approval for and commercializing drug candidates that are safe and effective for use as human therapeutics. Risks and uncertainties facing Celladon are described more fully in Celladon’s periodic reports and the Form S-4 registration statement filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Celladon undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

CONTACTS

Celladon Corporation

Fredrik Wiklund

Email: investors@celladon.com